Exhibit 10.2

Canoo Inc.

RSU Award Grant Notice

(2020 Equity Incentive Plan)

Canoo Inc. (the “Company”) has awarded to you (the “Participant”) the number of restricted stock units (“RSUs” or “Restricted Stock Units”) specified and on the terms set forth below in consideration of your services (the “RSU Award”). Your RSU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2020 Equity Incentive Plan (the “Plan”) and the Award Agreement (the “Agreement”), which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:	Anthony Aquila
Date of Grant:	May 14, 2021
Vesting Commencement Date:	May 14, 2021
Target Number of RSUs:	500,000
Additional RSUs for Share Based Milestones:	200,000
Performance Accelerator:	1,303,828

Vesting Schedule:

(a) Settlement of Restricted Stock Units is conditioned on satisfaction of two vesting requirements: a Time and Service Based Requirement and a Performance Based Requirement (each, as defined below, and, collectively, the “Vesting Events”). Restricted Stock Units must satisfy both Vesting Events on or before May 14, 2024 and, except in connection with a Qualifying Termination (as described below), are subject to the Participant’s Continuous Service through each applicable vesting date. Except as provided otherwise in the Plan or the Agreement, if both Vesting Events are not satisfied on or before May 14, 2024, the RSU Award will terminate, and Participant shall have no further rights with respect thereto.

(i) Performance Based Requirements. Up to 400,000 RSUs will performance vest based on the Company’s achievement of share price targets (the “Share Price Milestones”), and up to 300,000 RSUs will performance vest based on the Company’s achievement of operational targets (the “Operational Milestones,” and together with the Share Price Milestones and the Performance Accelerator (as defined below), the “Performance Based Requirements”), as follows:

(A)

Share Price Milestones: Up to 400,000 RSUs will performance vest based on achievement over three one-year performance periods (each, a “Performance Year,” and, together, the “Performance Period”), beginning on the Date of Grant. For purposes of the Agreement, the “VWAP” means the highest volume weighted average trading price of one share of the Common Stock on the Nasdaq Global Select Market (or other market on which the shares are primarily traded) for any 20-day period in any 30-day period during the applicable Performance Year. A Share Price Milestone will be satisfied if the VWAP equals or exceeds the applicable trading price for the Share Price Milestone, as follows:

(1)

Performance Year 1 (up to 133,334 RSUs): Performance Year 1 begins on May 14, 2021 and ends on May 14, 2022. On May 14, 2022, (I) 66,667 RSUs will performance vest if, at any point during Performance Year 1, the VWAP during Performance Year 1 equals or exceeds 110% of the greater of (x) the closing price per share of Common Stock on the date of grant or (y) $10.00 per share of Common Stock (such stock price, the “Initial Stock Price”) (“Year 1 Threshold Performance”); and (II) an additional 66,667 RSUs will vest if, at any point during Performance Year 1, the VWAP during Performance Year 1 equals or exceeds 120% of the Initial Stock Price (“Year 1 Maximum Performance”), subject to straight-line linear interpolation between Year 1 Threshold Performance and Year 1 Maximum Performance.

(2)

Performance Year 2 (up to 133,333 RSUs): Performance Year 2 begins on May 14, 2022 and ends on May 14, 2023. On May 14, 2023, (I) 66,666 RSUs will performance vest if, at any point during Performance Year 2, the VWAP during Performance Year 2 equals or exceeds 130% of the Initial Stock Price (“Year 2 Threshold Performance”); and (II) an additional 66,667 RSUs will performance vest if, at any point during Performance Year 2, the VWAP during Performance Year 2 equals or exceeds 140% of the Initial Stock Price (“Year 2 Maximum Performance”), subject to straight-line linear interpolation between Year 2 Threshold Performance and Year 2 Maximum Performance. Upon the achievement of Year 2 Threshold Performance, the number of RSUs subject to Year 1 Maximum Performance Achievement will also performance vest to the extent not previously vested, and such RSUs will time vest on the last day of Performance Year 2.

(3)

Performance Year 3 (up to 133,333 RSUs): Performance Year 3 begins on May 14, 2023 and ends on May 14, 2024. On May 14, 2024, (I) 66,666 RSUs will performance vest if, at any point during Performance Year 3, the VWAP during Performance Year 3 equals or exceeds 150% of the Initial Stock Price (“Year 3 Threshold Performance”); and (II) an additional 66,667 RSUs will performance vest if, at any point during Performance Year 3, the VWAP during Performance Year 3 equals or exceeds 160% of the Initial Stock Price (“Year 3 Maximum Performance”), subject to straight-line linear interpolation between Year 3 Threshold Performance and Year 3 Maximum Performance. Upon the achievement of Year 3 Threshold Performance, the number of RSUs subject to Year 1 Maximum Performance achievement and Year 2 Maximum Performance achievement will also performance vest to the extent not previously vested, and such RSUs will time vest on the last day of Performance Year 3.

For the avoidance of doubt, the Participant is not required to achieve Share Price Milestones for all three Performance Years to deem the Performance Based Requirement satisfied for purposes of settling the vested portion of the Restricted Stock Units, and, if a Share Based Milestone is not achieved, the Participant will continue to remain eligible to achieve any remaining Share Price Milestones during any subsequent Performance Years, in accordance with the terms of this Grant Notice.

(B)	Operational Milestones:
(1)

50,000 RSUs will performance vest upon the achievement of the Contract Manufacturer Milestone that occurs during the Performance Period. For purposes of the Agreement, (I) “Contract Manufacturer Milestone” means the date on which the Company enters into a Definitive Written Agreement with a contract manufacturer to outsource direct vehicle production of the Company’s electric automotive vehicles; and (II) “Definitive Written Agreement” means a binding contract between the Company and another party, excluding, for the avoidance of doubt, an executed letter of intent (or any other preliminary written agreement) and any oral acceptance of an offer or bid by the Company.

(2)

100,000 RSUs will performance vest upon the achievement of the Site Selection Milestone that occurs during the Performance Period. For purposes of the Agreement, (I) “Site Selection Milestone” means the date on which the Company enters into a Definitive Written Agreement with a Governmental Entity with respect to developing a New Facility of the Company; (II) “Governmental Entity” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, or court of competent jurisdiction, in each case whether foreign, federal, state or local; and (III) “New Facility” means a facility that will be developed to produce certain Company electronic automotive vehicles.

(3)

150,000 RSUs will performance vest upon achievement of the Production Milestone that occurs during the Performance Period. For purposes of the Agreement, “Production Milestone” means the date on which the Company first begins production of any electronic automotive vehicles.

(C)	Performance Accelerator. An additional 1,303,828 RSUs will performance vest on the date that the VWAP during the Performance Period equals or exceeds $20.

(ii) Time and Service Based Requirement. The Time and Service Based Requirement will be satisfied on (a) the last day of the applicable Performance Year for each of the Share Price Milestones (except as otherwise noted above), (b) the date the applicable Operational Milestone is achieved, and (c) May 14, 2024 with respect to the Performance Accelerator, in each case, provided that the Participant is in Continuous Service on such date.

(b) In the event of Participant’s termination of Continuous Service prior to satisfying the Time and Service Based Requirement due to a termination by the Company without Cause, a resignation for Good Reason, or the Participant’s death or Disability (each a “Qualifying Termination”), the Time and Service Based Requirement for the remainder of the Performance Year in which such termination occurs shall be deemed satisfied upon such Qualifying Termination, and the Restricted Stock Units that have time vested shall remain outstanding and will vest upon the satisfaction of any Share Price Milestone, Operational Milestone or Performance Accelerator that occurs during the Performance Year in which such termination occurs; provided, that, notwithstanding the terms of the RSU Award Agreement and the Plan, upon achievement of any Share Price Milestone, Operational Milestone or Performance Accelerator that occurs during the remainder of the Performance Year in which such termination occurs, the Restricted Stock Units will be settled no later than thirty (30) days following such vesting date. Immediately following the last day of the Performance Year in which such termination occurs, the RSU Award will terminate (to the extent unearned), and Participant shall have no further rights with respect thereto. For purposes of this section, “Good Reason” shall be defined by the Executive Chairman Agreement between Canoo Holdings Ltd. and the Participant dated November 25, 2020. Notwithstanding the terms of the Plan, Continuous Service will not be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. In addition, for the avoidance of doubt, a change in Participant’s status from employee to director, consultant or other service provider will not constitute an interruption in Continuous Service for purposes of the RSU Award.

Issuance Schedule:	One share of Common Stock will be issued for each Restricted Stock Unit at the time set forth in Section 5 of the Agreement.

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

●	The RSU Award is governed by this RSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Notwithstanding the terms of the Plan, this Grant Notice and the Agreement (together with the Grant Notice, collectively, the “RSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
●	You have read and are familiar with the provisions of the Plan, the RSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the RSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control unless explicitly stated otherwise in the RSU Award Agreement.
●	The RSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this RSU Award.

[Signature Page Follows]

Canoo Inc.		Participant:

By:	/s/ Hector Ruiz	/s/ Tony Aquila
	Signature	Signature

Title: General Counsel and Corporate Secretary		Date: May 14, 2021

Date: May 14, 2021

[Signature Page to Aquila PSU Agreement]

Canoo Inc.
2020 Equity Incentive Plan

Award Agreement (RSU Award)

As reflected by your Restricted Stock Unit Grant Notice (“Grant Notice”), Canoo Inc. (the “Company”) has granted you a RSU Award under its 2020 Equity Incentive Plan (the “Plan”) for the number of restricted stock units as indicated in your Grant Notice (the “RSU Award”). The terms of your RSU Award as specified in this Award Agreement for your RSU Award (the “Agreement”) and the Grant Notice constitute your “RSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your RSU Award are as follows:

1.Governing Plan Document. Your RSU Award is subject to all the provisions of the Plan. Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control unless explicitly stated otherwise herein.

2.Grant of The RSU Award. This RSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice subject to your satisfaction of the vesting conditions set forth therein (the “Restricted Stock Units”). Any additional Restricted Stock Units that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your RSU Award.

3.Dividend Equivalents. In the event that the Company declares and pays any cash dividend, stock dividend or other distribution in respect of its outstanding shares of Common Stock and, on the record date for such dividend, you hold your RSU Award, the Company shall record the amount of such dividend in a bookkeeping account and pay to you an amount in cash (to the extent shareholders receive cash), stock (to the extent shareholders receive a dividend payable in shares of Common Stock) or other property (to the extent shareholders receive property other than cash or shares of Common Stock), in each case, equal to the dividends you would have received if you were the holder of record, as of such record date, of a number of shares of Common Stock equal to the number of shares of Common Stock underlying your RSU Award that have not been settled as of such record date, such payment to be made, subject to Section 5 below, on the Original Issuance Date (as defined below) (the “Dividend Equivalents”). For purposes of clarity, if your RSU Award (or any portion thereof) are forfeited pursuant to the terms of this Agreement, then you shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited RSU Award. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.

4.Withholding Obligations.

(a)Regardless of any action taken by the Company or, if different, the Affiliate to which you provide Continuous Service (the “Service Recipient”) with respect to any federal, state, local and foreign tax withholding obligations that arise in connection with the RSU Award or underlying Common Stock (the “Tax Liability”), you hereby acknowledge and agree that the Tax Liability is your ultimate responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and the Service Recipient make no representations or undertakings regarding any Tax Liability in connection with any aspect of this RSU Award, including, but not limited to, the grant or vesting of the RSU Award, the issuance of Common Stock pursuant to such vesting, the subsequent sale of shares of Common Stock, and the payment of any dividends on the Common Stock. Further, if you are subject to Tax Liability in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax Liability in more than one jurisdiction to the extent required by Applicable Law.

(b)Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax Liability. Notwithstanding Section 8 of the Plan, the Company or any applicable Service Recipient, as applicable, may satisfy any applicable withholding obligations with regard to the Tax Liability by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Tax Liability in cash or cash equivalent in a form acceptable to the Company; (ii) withholding from any compensation otherwise payable to you by the Company or the Service Recipient; (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Tax Liability using up to (but not in excess of) the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; and/or (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares of Common Stock to be delivered in connection with your Restricted Stock Units to satisfy the Tax Liability and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax Liability directly to the Company or the Service Recipient. Furthermore, you agree to pay the Company or the Service Recipient any amount the Company or the Service Recipient may be required to withhold, collect, or pay as a result of your participation in the Plan or that cannot be satisfied by the means previously described. In the event it is determined that the amount of the Tax Liability was greater than the amount withheld by the Company and/or the Service Recipient (as applicable), you agree to indemnify and hold the Company and/or the Service Recipient (as applicable) harmless from any failure by the Company or the applicable Service Recipient to withhold the proper amount.

(c)If the Tax Liability withholding obligation is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the RSU Award, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying such Tax Liability.

(d)You acknowledge that the Company shall have no obligation to deliver shares of Common Stock until you have fully satisfied the Tax Liability, as determined by the Company.

5.Date of Issuance.

(a)The issuance of shares in respect of the Restricted Stock Units is intended to be exempt or comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom and will be construed and administered in such a manner. Subject to the satisfaction of the Tax Liability withholding obligation, if any, in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each vested Restricted Stock Unit within thirty (30) days of the applicable vesting date on which both Vesting Events are satisfied for a particular tranche of Restricted Stock Units. Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.” For the avoidance of doubt, the Participant is not required to achieve all Share Based Milestones, Operational Milestones and Performance Accelerator to deem the Performance-Based Requirement satisfied for purposes of settling the vested portion of the Restricted Stock Units (as the achievement of one such milestone shall deem the Performance-Based Requirement satisfied), and, for the avoidance of doubt, the Participant will continue to remain eligible to achieve any remaining Share Price Milestones, Operational Milestones and Performance Accelerator thereafter in accordance with the terms of the Grant Notice.

(b)If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement)), and

(ii)either (1) a Tax Liability withholding obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Tax Liability withholding obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Tax Liability in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with U.S. Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of U.S. Treasury Regulations Section 1.409A-1(d).

6.Transferability. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution

7.Corporate Transaction. In the event of a Corporate Transaction, Section 6 of the Plan (including Section 6(c)(ii)) for Awards held by current participants) shall apply to your RSU Award and Section 11 of the Plan shall not apply to your RSU Award; provided, however, that, to the extent the Corporation Transaction is also not a Section 409A Change in Control, Section 6 of the Plan (including Section 6(c)(ii)) of the Plan shall still apply to your RSU Awards, but such Corporation Transaction shall not result in the acceleration of your settlement dates provided under the terms of this Agreement and your RSU Award will be settled on the same date(s) that would apply under the terms of this Agreement absent the Corporate Transaction.

8.No Liability for Taxes. As a condition to accepting the RSU Award, you hereby acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.

9.Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

10.Section 409A. For the avoidance of doubt, Section 9(n) of the Plan is incorporated herein by reference. For purposes of Section 409A of the Code, your right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. If you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A of the Code and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company will, after consulting with you, reform such provision to attempt to comply with Section 409A of the Code through good-faith modifications to the minimum extent reasonably appropriate to conform with Section 409A of the Code. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A of Code. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.”

11.Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

12.Questions. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.